American Asset Advisers Trust, Inc.








                         INVESTOR INFORMATION
       CONCERNING THE ACQUISITION OF THE ADVISER AND OTHER RELATED
                            TRANSACTIONS


Letter from the Chairman

Dear Shareholder:

You are being asked to consider and vote on the merger of American Asset Advisers Realty Corporation (the "Adviser") with American Asset Advisers Trust, Inc. (the "Company") and the related transactions to that merger (the "Acquisition"). This Acquisition will allow the Company to take advantage of the many rapidly developing trends in our industry by becoming self-administered and self-managed.

The Acquisition is described in great detail in the accompanying
Proxy Statement, which I urge you to read thoroughly.

The Company has undergone significant growth since its formation in August 1993. With your help and support, we have assembled what we believe is an attractive portfolio of high-quality, commercial properties, leased to substantial tenants. In the past year, we have contracted or completed the purchase of five additional properties with a value of over $15 million. We have added a prudent amount of leverage to the portfolio, thereby increasing shareholder returns. The Adviser has also expanded the depth and quality of its staff to effectively manage the existing portfolio and enhance returns by developing new properties.

When the Company was initially formed, we decided to use external management until the asset base grew to a size that would support an internal management structure. By using the new and efficient internal management structure that many of our competitors have adopted, we are now at that point.

This next step in the growth of the Company complements the recent amendments to the Company's Bylaws and Articles of Incorporation which were approved at the shareholders' meeting held on November 12, 1997. We continue to seek to increase shareholder value. By becoming a self-managed REIT with internal acquisition and turnkey development capabilities, the Company will position itself for accelerated, high quality growth. We believe self-management and our expected growth will result in favorable circumstances from which we can raise additional equity capital, increase our market capitalization, and establish a market for the Company's shares on a national exchange.

While we believe the Acquisition will provide substantial benefits to the Company, the transaction also involves risks. For further discussion of these risks, I urge you to review the summary of risks contained in this brochure and the more detailed description of risks as contained in the section "Risk Factors" in the Proxy Statement.

Your Independent Directors have carefully considered both the risks and benefits of the Acquisition and have unanimously recommended that you vote "YES" to the proposal.

The real estate investment trust industry has performed well over the past five years, as less expensive capital has become available. The companies that have created value for their shareholders have taken advantage of this by growing their asset base and growing their earnings base. I believe that by voting "YES" to this proposal you will position the Company to follow the same path and successfully compete with the larger and more established REITs.

Should you have any questions or need assistance with the proper completion and return of the accompanying Proxy Card, please contact me personally or my office toll free at 1-800-888-4400.

In your Company, we have assembled a strong portfolio of properties. This Acquisition will combine this portfolio with the Adviser's strong management and acquisition team. The next phase of growth and the success of our long-term growth plan require this step. I look forward to our exciting progress in the coming years.

Sincerely,

H. Kerr Taylor
Chairman of the Board of Directors

Benefits

In evaluating the Acquisition,     Strong Proprietary Management - The
Shareholders should carefully      Company will be better able to attract
consider the discussion in the     and retain experienced and capable
Proxy Statement relating to        employees and personnel who have specific
their investment in the            experience with the properties, with
Company.  The discussion of        management of the properties and with
potential benefits is included     the tenants of the Company.
in "Recommendation of the
Independent Directors."  The       Alignment of Interests - The anti-
following is a brief               competitive covenants and requirements
discussion of the primary          of the Acquisition Agreement, which
benefits the Acquisition is        requires the owner of the Adviser to
expected to generate for           devote substantially all of his time to
Shareholders.                      the Company and to cause his other real
                                   estate affiliates to enter into continuing
Crucial Step Towards Listing       contractual relationships with the Company,
on an Exchange - The internal      essentially mitigate all conflicts of
management structure is viewed     interest between Mr. Taylor as owner of
more favorably by underwriters     the Adviser and Chairman, Chief Executive
and investment professionals       Officer and the largest shareholder of the
as well as by the public           Company, regarding his other real estate
markets.  Accomplishing this       interests.
step allows the Company to
seek liquidity sooner for its      Closely matches costs with benefits - The
shareholders by listing on a       structure of the Acquisition allows the
public exchange.                   Company to incur the costs of the deferred
                                   Share Consideration if and only to the extent
Independent Fairness Opinion -     the Company achieves the prescribed growth
The Independent Directors of       in equity capital during the 72 month
the Company received the           deferred payment period.  The Acquisition
fairness opinion, from Bishop-     has been designed with a "pay as you go"
Crown Investment Research, Inc.,   structure to allow the Company to bear the
that the Acquisition is fair       full cost of the Acquisition only if and
from a financial point of view     when its capital grows during this 72
to the Company and its public      month period.
shareholders (other than Mr.
Taylor).

Favorable Marketplace
Acceptance - Management believes
that the marketplace places a
higher price on shares of self-
managed REITs vs. shares of
comparable externally managed
REITs.  The effect of this is to
provide the Company less
expensive capital than otherwise
available.

Potential Higher Growth Rate -
The Company will be able to
better attract capital
investment for growth and will
forego the payment of third
party acquisition and management
fees.  Management believes it can
grow its asset base faster and
grow earnings faster with a
self-managed structure.

Makes the Company more
Competitive - The Company will
be able to successfully compete
with larger and more established
REITs by becoming self-managed
and capable of developing and
acquiring its own investments.

Make Better Investments - By
developing its own properties,
the Company will be able to
acquire property investments at
higher yields than otherwise
possible and will be better able
to attract key regional and
national tenants.

RISKS                              existing services contracts with third
                                   parties.  There is no assurance how long
The Proxy Statement also           the contracts will remain in effect or if
discusses the risks to             the Company may continue to benefit from
Shareholders of approving the      such contracts following the Acquisition.
Acquisition.  These are
discussed in detail in "Risk       Impact on the Company's Financial Position -
Factors."  Shareholders are        The Company will no longer pay external
urged to read the section in       Adviser fees for the acquisition or
its entirety.  These risk          development of properties or for its
factors include the following:     administration or management of its
                                   properties.  Instead it will directly incur
Conflicts of Interest - Mr.        all costs for the personnel and facilities
Taylor initiated and               required to perform these functions.  The
structured the Acquisition.        Independent Directors believe that the
The Independent Directors          Company will realize economies of scale by
retained legal counsel, a          internalizing its administrative,
financial adviser and a            management and property development
valuation expert to assist         functions under the terms of the Acquisition.
them in analyzing the              There is no assurance that can be given
Acquisition.  Mr. Taylor           that the Company will realize any of
serves as the Chairman of the      these particular benefits.  Also, the
Company.  Mr. Taylor is also       Company will directly incur all future
the Chairman and sole owner of     increases in the costs of these functions.
the Adviser.  Mr. Taylor's
interests in this Acquisition
may differ from the interests
of shareholders of the Company
as a result of his ownership
of the Adviser.

Significant Influence of Mr.
Taylor - Mr. Taylor currently
owns approximately 1% of the
issued and outstanding Common
Shares of the Company.  Upon
consummation of the
Acquisition, Mr. Taylor will
own approximately 11% of the
issued and outstanding Common
Shares of the Company.  Even
after the Acquisition, certain
potential conflicts of
interest will exist between
the Company and Mr. Taylor
regarding Mr. Taylor's
continuing affiliated business
interests separate from the
Company.  In order to limit or
eliminate such conflicts of
interest, Mr. Taylor will be
subject to certain anti-
competitive covenants and will
be required to cause his
affiliates to enter into certain
contractual relationships with
the Company.

Risks in Valuation - The
valuation of the Adviser greatly
exceeds the Adviser's
identifiable net assets.  The
valuation considers the
Adviser's capitalized net income
as of December 31, 1997 and the
capitalized financial benefits
forecasted to result following
the completion of the
Acquisition.  There is no
assurance that the value of the
Common Shares being issued to
Mr. Taylor will not be greater
than the value of the operations
being merged.  In addition, there
are other methods of determining
valuation that would result in
higher or lower values for the
Adviser.

Realization of Certain Benefits -
A significant benefit to the
Company resulting from the
Acquisition is expected to be
from the Adviser's

Questions and Answers              Crown considered the fact that the
                                   payments will be made in common shares;
Will the Acquisition affect my     that the payments will be made over a
dividends?                         finite period of time and depend on the
                                   Company's ability to grow its equity
NO.  The Company expects to        base; that the Adviser is currently
maintain its current dividend      receiving fees for acquisitions and
policy for the immediate           management of the Company's properties;
future.  However, as the           that as its portfolio grows, the Company
favorable impact of the            should expect to pay higher fees to the
Acquisition helps grow the         Adviser in the future; and that the
Company's portfolio of             Adviser has demonstrated the capability
properties, as the Company         to develop properties for the Company at
gains access to less expensive     a lower cost than otherwise available.
sources of capital and as the      After considering these and other factors,
Company achieves higher            Bishop-Crown determined that the
financial returns,                 Acquisition was fair to shareholders of
shareholders can anticipate        the Company (other than Mr. Taylor) from
increases in their dividends.      a financial point of view.

Why have the Independent           Will the same management team that
Directors recommended the          managed the Company continue in the future?
Acquisition?
                                   YES.  The same individuals and management
As discussed in the Proxy          team currently managing the Company will
Statement, the Independent         continue.  The professional staff and
Directors evaluated the            employees of the Adviser will become
Acquisition from many aspects.     employees of the Company as a result of
They believe the                   the Acquisition.  The Company will no
internalization of the             longer have to pay acquisition and
Adviser's management and           management fees to a third party, but
development capabilities will      will have the direct expenses of its
improve the financial              internal management team.  The Company
performance of the Company.        will continue to receive its overall
They have accepted the             direction from its current Board of
opinions of their various          Directors.
experts that the terms of the
total amount paid and the          Do shareholders have a voice in the
manner in which payment is         Company's management?
made, are fair to the Company.
Finally, they believe this is      YES.  Each share of stock in the Company
an important and necessary         represents one vote that can be cast at
step toward gaining liquidity      the annual shareholder's meeting to elect
for shareholders and               members of the Board of Directors.  The
eventually listing the             Board of Directors then represents
Company's shares on a national     shareholders as it oversees and directs
exchange.                          management in the Company's day to day
                                   activities.
Who determined the price paid
for the Adviser?                   What are the potential benefits and risks
                                   of the Acquisition?
The price paid for the Adviser
was decided through a series       As discussed in the Proxy Statement, the
of negotiations between Mr.        Acquisition affords the Company a number
Taylor and the Independent         of potential benefits, while also posing
Directors.  The Independent        some investment risks.  Some of these
Directors engaged the              benefits and risks are identified on
internationally known firm of      pages 4 and 5 of this brochure.  In
Houlihan Lokey Howard & Zukin      addition, they are described in detail in
Financial Advisors to value the    the Proxy Statement, which you should
Adviser.  They also engaged        read carefully.
Bishop-Crown Investment Research,
Inc., to advise them as to the
fairness of the terms and
conditions of consideration paid
for the Adviser.  Both the
Independent Directors and Bishop-
Crown believe the price to be
paid is within the range of
present values of the Adviser
determined by Houlihan.

Has an independent, third party
given an opinion on the fairness
of the merger?

YES.  The firm Bishop-Crown
Investment Research, Inc., was
engaged by the Independent
Directors to render a fairness
opinion.  Bishop-

Among the risks is the conflict    will no longer require a specified
of interest exists between Mr.     minimum net worth standard for
Taylor as the owner of the         its tenants or require its
Adviser and as the largest         properties to be subject to
shareholder and Chairman of the    long term leases at the time
Company in the negotiations of     of acquisition.  Instead,
the terms of the Acquisition.      determinations as to tenant
                                   and lease term requirements
In the view of the Independent     will be made by management on
Directors, one benefit is the      a property by property basis.
ability of the Company, by         The Company will continue to
becoming self-managed, to          focus on acquiring and leasing
position itself to compete         high quality, commercial
successfully with larger and       properties to national and
more established REITs.            regional tenants.  The Company
                                   intends to broaden its focus
Shareholders should review         to include the term "frontage
"Risk Factors" in the Proxy        retail."  This means that the
Statement for a discussion of      Company will consider adding
the risks related to the           properties with multiple
Acquisition and "Recommendation    tenants and properties that
of the Independent Directors" for  may have multiple buildings.  The
a discussion of the potential      Company believes by broadening its
benefits to be derived from the    investment criteria, it gains the
Acquisition.                       flexibility to take advantage of
                                   various market opportunities.
Is there any adverse tax impact
to Shareholders by approving the   Will I still receive quarterly dividends?
Acquisition?
                                   YES.  The Company intends to keep its
NO.  The Company has retained      historic dividend policy for the immediate
the internationally known          future.
accounting firm of Deloitte &
Touche LLP to advise it as to      How many Shareholder votes are necessary
the tax impact of the              to approve the Acquisition?
Acquisition.  Deloitte has
issued its opinion that the        The Acquisition and the related
Company will continue to qualify   transactions require the approval of a
as a REIT after the Acquisition    majority of the shares eligible to vote.
and will continue to receive the
same tax treatment as it now has   Will my interest in the Company change
after the Acquisition.             as a result of this merger being
                                   completed?
Will there be any change in the
way the Adviser is compensated     YES.  The Company will issue 213,260 shares
if the Acquisition is approved?    as a first payment for the Acquisition.
                                   As the Company continues to increase its
YES.  The Adviser will cease to    number of shares outstanding by raising
exist after the Acquisition, and   capital and by acquiring property, it will
its activities will be             pay out as many as 686,740 additional
internalized by the Company.       shares during the 72 months following the
The Company will stop paying out   first payment to complete the payment for
acquisition fees and management    the Acquisition.  An individual shareholder's
fees to the Adviser but will       percentage interest will be reduced by the
absorb the costs of the personnel  amount of shares actually issued for the
and facilities formerly            Acquisition.  Just like the purchase of
controlled by the Adviser.  The    any other asset, management believes that
Company believes it will benefit   the effect of the Acquisition will be to
in two major ways as a result of   add to shareholder returns by increasing
Acquisition.  First, it will no    funds from operations (FFO) and increasing
longer have to pay the profit      earnings over time.
component included in the fees
it formerly paid the Adviser.      What are the investment opportunities
Second, it will be able to add     available to the Company?
properties to its portfolio at
a lower cost and higher yield      Management sees a wide variety of commercial
because of its internal            real estate investment opportunities in
development and acquisition        front of it.  It is important in order for
capabilities.                      the Company to achieve its goals and
                                   increase shareholder value
What will the Company's
investment objectives be after
it becomes self-managed?

If the acquisition is approved,
the Company will change its
investment policy restrictions
in that it
that the Company has the
flexibility to take advantage of
the developing trends in the real
estate market.  Among these is
the opportunity to develop
properties for its own
account.  The Adviser will
bring its proven capabilities
to bear in this area after the
Acquisition is completed.  The
Company will also consider
adding other types of frontage
retail properties to its
portfolio.  These include
multi-tenant buildings, multi-
site projects, prestige
centers and grocery anchored
sites.

What happens if the
Acquisition is not approved?

The Company will remain
externally managed by the
Adviser.  Management believes
that the Company will be in a
poorer position to compete,
will have less ability to grow
and that liquidity for
shareholders will be delayed.

How does the Board of
Directors recommend I vote?

The Independent Directors and
management of the Company
unanimously recommend that you
vote "FOR" each of the
proposals being considered in
this proxy.

          MISSION: To maximize long-term shareholder value through utmost integrity and quality in every aspect of business, establishing lifelong friendships with our colleagues, constituents and service providers.

                            How to Vote

The vote of each Shareholder is important. You are urged to mark, date and sign the Ballot and return it in the enclosed postage-paid envelope as soon as possible. By returning the Ballot promptly, you will save the Company additional solicitation expenses.

* You may vote "YES," "NO," or "ABSTAIN" to the resolutions concerning the Acquisition.

* If you vote "YES", you will be voting in favor of the Acquisition.

* If you vote "NO", you will be voting against the Acquisition.

* If you vote "ABSTAIN", you will be deemed to have voted "NO" against the Acquisition when the total number of shares are counted.

* If you sign and return the Ballot without clearly indicating a "NO" vote or without clearly indicating that you "ABSTAIN" from voting, you will be deemed to have voted "YES" in favor of the Acquisition.

*    The failure to return a Ballot will be the same as voting
     "NO" with respect to the Acquisition.

Additional detailed information about the Acquisition is set forth in the accompanying Proxy Statement, which you are urged to read carefully.

If you have any questions or need assistance in completing your Proxy Card, please call Timothy W. Kelley, VP - Operations, at the Company's office at 1-800-888-4400 ext. 26.

                        YOUR VOTE IS IMPORTANT

                          PLEASE ACT PROMPTLY